AGREEMENT FOR THE PURCHASE
AND SALE OF ASSETS

     THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS ("Agreement"), effective as of January 19, 2001, by and between Web Theatre.com, Inc., an Arizona corporation (the "Seller") and iLive, Inc., a Nevada corporation (the "Buyer") with respect to the following:

                                 R E C I T A L S

     A. Seller is the owner of a business known as Web Theatre.com, Inc. located at 6924 E. 5th Avenue, Suite 3A, Scottsdale, Arizona 85251 (referred to hereafter as the "Business").

     B. Buyer desires to purchase certain assets and properties of the Business as set forth in Section 1 hereof, from Seller and Seller desires to sell certain assets and properties of the Business on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

     1.     Assets to be Transferred.

          On the Closing Date, Seller shall sell, assign and transfer to Buyer those certain assets of the Business as set forth on EXHIBIT "A" (hereinafter collectively referred to as the "Assets") free and clear of all liens, pledges, restrictions, encumbrances and defects of any nature.

          1.1 Accounts Receivable. Both Buyer and Seller hereby acknowledge that, except as set forth on EXHIBIT "A", the accounts receivable of the Business as of the Closing Date will not be transferred and shall remain the property of Seller. Buyer hereby agrees that in the event any payments are received by Buyer after the Closing Date to be credited against any of the accounts receivable not set forth on EXHIBIT "A."

     2.     Price and Terms.

          2.1     Asset Purchase Price.     Buyer shall deliver to Seller, or
its assigns, as and for the purchase price (the "Purchase Price") of the Assets, an aggregate of THREE MILLION FOUR HUNDRED AND FORTY-EIGHT THOUSAND THREE HUNDRED TWENTY (3,448,320) shares of the common stock of Buyer (the "Shares") and warrants to purchase up to THREE MILLION FOUR HUNDRED AND FORTY-EIGHT THOUSAND THREE HUNDRED TWENTY (3,448,320) shares of the Buyer's Common Stock at an exercise price of $1.00 per share (the "Warrants").

          2.2 Within a reasonable time following the Closing Date, Buyer shall deliver or cause to be delivered, (i) a stock certificate representing the Shares to Seller, in form and substance satisfactory to Seller, as shall be effective to vest in Seller all right, title and interest in and to all of the Shares subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate(s), which legend shall provide as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR A PERIOD OF ONE YEAR FROM THE ISSUANCE THEREOF EXCEPT
(i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN AGREEMENT OF THE COMPANY AND COMPLIANCE, TO THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES.);

and (ii) the warrant agreement attached hereto as Exhibit H.

          2.3 Piggyback Registration Rights. The Company warrants that if the Company, at any time, proposes to register any of its securities under the Act, including under an SB-2 Registration Statement or otherwise (and such registration statement allows for the registration of the shares constituting the Purchase Price and the shares underlying the Warrants, as determined by the Company's counsel) it will each such time give written notice to Seller of its intention so to do. Upon the written request of Seller given within 30 days after receipt of any such notice, the Company will use its best efforts to cause all the Shares of Common Stock which constitutes the Purchase Price and which underlie the Warrants, to be registered under the Securities Act of 1933, as amended (with the securities which the Company at the time propose to register), all to the extent requisite to permit the sale or other disposition by Seller of the Shares so registered; provided, however, that the Company may, as a condition precedent to its effective such registration, require Seller, or its assigns, to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that Seller or assigns will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period (not to exceed 180 days) after such registration becomes effective as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company's offering would be materially adversely affected in the absence of such an agreement. All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accounts, or counsel for the Company and or counsel for Seller and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company. Notwithstanding the foregoing, Seller or assigns shall pay all underwriting discounts or commissions with respect to shares sold by Seller or assignsThere can be no assurances that the Company will file any such registration statement or, if filed, that any such registration statement will be declared effective.


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          2.4     Assumption of Specific Liabilities.     Effective as of the
Closing Date, Buyer shall assume those liabilities of Seller listed on EXHIBIT "B" attached hereto (the "Assumed Liabilities"). It is specifically understood and agreed, however, that any payments due or liabilities incurred by Seller relating to the Assumed Liabilities prior to the Closing Date which have not been paid shall be paid by Seller. Buyer shall assume only the obligations of Seller for future performance under the terms of each Assumed Liability. Nothing contained in this Agreement or in any of the documents or certificates delivered pursuant hereto or contemplated hereby shall ever be deemed to constitute an assumption by Buyer or agreement by Buyer to assume any liability of Seller other than the Assumed Liabilities as expressly provided in this
Section 2.4.

          2.5     Proration of Taxes.     All property taxes and special
assessments payable but not yet due with respect to any of the Assets shall be prorated between Seller and Buyer on the basis of actual days elapsed between the commencement of the current fiscal tax year and the Closing Date, based on a 365-day year. In connection with such proration of taxes, in the event that actual tax figures for the year of Closing are not available at the Closing Date, an estimated, provisional proration of taxes shall be made using tax figures from the preceding year. When actual tax figures for the year of Closing become available, a corrected and definitive proration of taxes shall be promptly made. In the event that taxes for the year of Closing exceed the amount estimated in such provisional proration, Seller shall pay Buyer its pro rata share of the amount by which the actual taxes exceeded the estimated taxes. Similarly, in the event that taxes for the year of Closing are less than the amount estimated in such provisional proration, Buyer shall pay Seller its pro rata share of the amount by which the estimated taxes exceeded the actual taxes.

          2.6     Transaction Taxes and Other Closing Costs.     Any sales, use
or similar transfer taxes, and any transfer, recording or similar fees and charges arising in connection with the transfer of the Assets from Seller to Buyer shall divided equally and paid by Buyer and Seller.

          2.7 Commissions and Brokerage Fees. Each of the parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

     3. Representations and Warranties by Seller. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

          3.1 Financial Statements. Seller has delivered to Buyer copies of its books and records which correctly and accurately reflect the gross revenues, operating expenses and net profit of the Business. All such books and records fairly present the financial condition of the Seller and, although unaudited, have been prepared in a manner consistent with prior periods and correctly and accurately reflect all material assets, liabilities and changes in capital.

          3.2 Title to Assets. Seller has good and merchantable title to the Assets, free and clear of all liens, pledges, restrictions, encumbrances and defects, except as set forth in Section 2.3 hereof. The Assets are in good operating condition and repair, and are fit and usable for the purpose for which they are being used.

          3.3 Accounts Receivable. Seller acknowledges and agrees that all Accounts Receivable of Seller as of the date hereof and at Closing arose in the ordinary course of business of Seller, represent valid obligations due to Seller, and have been or are collectible in the ordinary and usual course of business of Seller in their aggregate recorded amounts in accordance with their terms. Notwithstanding the foregoing, Seller and Buyer hereby acknowledge that the Accounts Receivable of Seller as of the Closing Date shall remain the property of Seller and are not being acquired by Buyer.

          3.4     Contracts.     Attached hereto as EXHIBIT "C" is a Schedule of
Contracts relating to the Assets listing the following contracts, understandings, commitments and agreements to which Seller is a party or is bound:

(a) All oral or written contracts, understandings or commitments, whether in the ordinary course of business or not, involving a present or future obligation to deliver goods or services of an amount or value in excess of Five Hundred Dollars ($500) each;

          (b) All bonus, incentive or deferred compensation, profit sharing, pension, vacation, group insurance or employee welfare plans of any nature whatsoever;

          (c) All collective bargaining agreements or other contracts or commitments to or with any labor union, employee representative or group of employees;

               (d)     All employment contracts, and all other contracts,
agreements or          commitments (whether written or oral) to or with
individual employees, agents or representatives, for a period in excess of thirty (30) days, or for a renumeration which exceeds or will exceed in accordance with present commitments, One Thousand Dollars ($1,000) per annum, identifying the individual and his position;

               (e)     Any oral or written contract, understanding or commitment
which          requires the consent of any party thereto to the consummation of the transactions contemplated by the Agreement;

               (f)     All contracts, agreements or commitments which restrict
the ability          of Seller to carry on its business anywhere in the world;
and

          (g) Any other contract or commitment not listed on other Exhibits or Schedules hereto which is or may be material to the business or operation of Seller.

          There has not been any default in any obligation to be performed by Seller under any contract, commitment or agreement listed in EXHIBIT "C" which default could adversely affect the property, operations, business or prospects of Seller, and Seller has not waived any right under any such contract, commitment or agreement so as to adversely affect the property, operations, business or prospects of Seller. True and complete copies of all such written contracts and written summaries of all such oral contracts will be furnished or made available to Buyer at least seven (7) days before the Closing Date.

          3.5     Trademarks, Licenses, etc.     Attached hereto as EXHIBIT "D"
is a Schedule of Trademarks, etc., listing all trademarks, trade names, trademark licenses, service marks, patents, patent applications therefor, franchises, licenses, copyrights authorizations, product registrations and other assets of like kind (hereinafter "licenses and other rights"), any interest in which is owned by or registered in the name of Seller, which relate to the Assets. Seller is the sole and exclusive owner of, and has the unrestricted right to use, each of the licenses and other rights now used in the conduct of its business, and such licenses or other rights are in full force and effect and have not been amended or modified. Seller has performed all obligations required to be performed by it and is not in default under any of the foregoing. No claims have been asserted against the Seller with respect to any licenses and other rights, and no proceedings have been instituted or threatened which challenge the rights of Seller with respect to any of the licenses and other rights. Seller has not received any notice of infringement of or conflicts with asserted rights of others with respect to any of its licenses and other rights. EXHIBIT "D" indicates the name and address of any person other than the Seller who own each of the licenses and other rights. No action has been taken or will be taken prior to Closing with respect to such licenses and other rights without the prior written consent of Buyer other than those customarily taken consistent with Seller's usual business practices as theretofore conducted. True and complete copies of all licenses and other rights will be furnished or made available to Buyer at least seven (7) days before the Closing Date.

          3.6     Litigation.     Except as set forth on EXHIBIT "E" attached
hereto, there is, to best of Seller's knowledge, no actual or threatened litigation, action, proceeding, claim, complaint, accusation, or governmental investigation pending or threatened, nor is there basis for any against or affecting Seller or Seller's assets. There is no outstanding order, judgment or award by any court, arbitrator or governmental body against or affecting Seller's assets.

          3.7 Bulk Sales Laws. The purchase and sale of the Business pursuant to this Agreement has been conducted according to and in full compliance with the requirements of the Bulk Transfers Division of the Uniform Commercial Code of the State of Arizona (the "Bulk Transfers Act"). Except for those liabilities expressly assumed by Buyer herein, as more fully set forth in
Section 2.2 hereof, in the event any creditor of Seller claims the benefit of the Bulk Transfers Act as against Buyer or any of the assets being conveyed to Buyer under this Agreement, Seller shall immediately pay or otherwise satisfy such claim or undertake its defense. Seller shall indemnify and hold Buyer harmless from and against any and all loss, expense, or damage resulting from the failure to comply with the Bulk Transfers Act.

          3.8     Books and Records.     Seller maintains its books, records and
accounts (including, but not limited to, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect accurately and fairly the transactions and dispositions of its assets, liabilities and equities.

          3.9     No Violation.     Except for those consents and agreements set
forth on EXHIBIT "F" attached hereto which will have to be obtained prior to Closing, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not:

          (a) Violate, conflict with or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any character, certificate of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decrees, judgment or any other restriction of any kind or character to which Seller is a party or by which it or any of its properties is bound;

          (b) Result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible) right, contract, agreement or business of Seller;

          (c) Violate any statute or any rule or regulation of any governmental body; or

          (d) Permit any governmental body to impose any restrictions or limitations of any nature on Seller or its activities.
          3.10     Consents.     Except as set forth in EXHIBIT "G" attached
hereto, no consent, approval, authorization or order of or filing with any court, any governmental body, or any insurer of or other party to agreements, licenses, leases, sales orders, permits, franchises, rights and other obligations of Seller is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement.

          3.11     Due Authorization and Validity of Agreement.     Seller has
all requisite power and authority to enter into this Agreement, to sell and convey the Assets and to carry out the other provisions and conditions hereof. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms.

          3.12     Full Disclosure.     No representation or warranty of Seller
made in this Agreement, nor any written statement furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished Buyer by Seller, contains or will contain any untrue statement of a material fact which affects the Assets of Seller, or Seller's title to the Assets or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. Seller has not withheld and will not withhold from Buyer knowledge of any events, conditions or facts which may affect the Assets or Seller's title to the Assets.

          3.13     Risks of Investment.     Seller acknowledges that investment
in the Shares involves substantial risks and is suitable only for persons of adequate financial means who can bear the economic risk of an investment in the Shares for an indefinite period of time. Seller further represents that he:

               (1) has adequate means of providing for its current needs and possible corporate contingencies, has no need for liquidity in its investment in the Shares, is able to bear the substantial economic risks of an investment in the Shares for an indefinite period, and, at the present time, can afford a complete loss of its investment;

               (2) has such knowledge and experience in financial, tax and business matters that it is capable of evaluating the merits and risks of an investment in the Shares; and

               (3) has been given the opportunity to ask questions of and to receive answers from persons acting on Buyer's behalf concerning the terms and conditions of this transaction and also has been given the opportunity to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense. As a result, Seller is cognizant of the financial condition, capitalization, use of proceeds from this financing and the operations and financial condition of iLive, Inc., has available full information concerning their affairs and has been able to evaluate the merits and risks of the investment in the Shares.

     4. Representations and Warranties by Buyer. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

          4.1 Organization and Good Standing. Buyer is duly organized and existing and in good standing under the laws of the State of Nevada.

          4.2 Authority. The execution of this Agreement by Buyer, its delivery to Seller and the performance of its terms have been fully authorized by the Board of Directors of Buyer, and no further corporate action will be necessary on its part to make this Agreement valid and binding upon Buyer in accordance with its terms. Neither the execution nor delivery of this Agreement nor its performance will result in a violation or breach of any term or provision of, nor constitute a default under, its Articles of Incorporation or Bylaws.

          4.3 Full Disclosure. No representation or warranty of Buyer made in this Agreement, nor any written statement furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished to Seller by Buyer, contains or will contain any untrue statement of a material fact which affects the business or financial condition of Buyer, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

     5.     Agreements by Seller.

          5.1     Notices and Approvals.     Seller agrees to give all notices
to third parties and obtain all consents, approvals, permits and authorizations which may be necessary or deemed desirable by Buyer in connection with this Agreement and the consummation of the transactions contemplated herein, including the releases of all liens and encumbrances attached to the Assets on the date hereof and the Closing Date.

          5.2     Employees.     Seller will do nothing to dissuade any of its
employees from becoming employed by Buyer after the Closing; and Seller will not terminate, lay off or transfer any such employees without the written consent of Buyer, prior to the Closing.

          5.3     Further Instruments.     Seller will, at the request of Buyer,
execute and deliver to Buyer all such further instruments, assignments, assurances and documents as Buyer may reasonably request in connection with the carrying out of this Agreement.

          5.4 Destruction of Property. If any property being sold hereunder shall be substantially damaged or destroyed by fire or other cause prior to the time of Closing, Seller shall immediately notify Buyer and furnish to Buyer a written statement of the amount of insurance, if any, payable on account thereof. In the event of such damage or destruction, Buyer may elect (i) to require that Seller restore the property to its condition on the date of this Agreement or (ii) to declare this Agreement null and void.

          5.5 Sale of Business. Seller is not negotiating with any other party for the sale of its business or assets and has not entered into any understanding about a sale, whether binding or not.

          5.6     Customers.    Buyer and Seller acknowledge and agree that in
the event that a customer complains after the sale of the Business regarding the services or work performed prior to the sale, Buyer shall have the initial contact with such customer. Buyer agrees that prior to taking actions (other than are reasonably necessary) to remedy the customer complaint, Buyer shall consult with Seller regarding the final plans to obtain the customer's satisfaction.

     6.     Conditions Precedent to the Obligation of Buyer to Close.
     In addition to all obligations of Buyer contained in this Agreement, the obligation of Buyer to close shall be subject to the following conditions precedent:

          6.1 Compliance with Obligations. Fulfillment by Seller of its covenants, obligations and agreements as set forth in this Agreement.

          6.2 Correctness of Representations. The representations of Seller contained in this Agreement shall be accurate in all material respects on the date when made and shall also be accurate on the Closing Date to the same extent as if made on such date.

          6.3 Consents. Seller shall have delivered to Buyer the written consent of every licensor of Seller or other party whose written consent is deemed necessary by Buyer to the transactions contemplated by this Agreement, or, in lieu of such written consent, adequate assurances satisfactory to Buyer that Buyer may succeed in quiet enjoyment to Seller's licenses, and such other consents, permits and approvals as Buyer shall request.

          6.4 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction, directing that the transactions provided for herein or any of them not be consummated as herein provided.

          6.5 Consents of Governmental Agencies. At or prior to the Closing, the Seller shall have delivered upon request to Buyer the approval of any federal, state or local authority or administrative agency necessary to authorize the execution of this Agreement by the Seller or the consummation by it of the transactions contemplated hereby at or prior to the Closing, Seller shall have delivered such other evidence satisfactory to Buyer and its counsel that Buyer has no direct or indirect transferee or other liability to any party.

          6.6 Approval of Board of Directors. Buyer shall have obtained the approval of its Board of Directors authorizing it to proceed with the transactions contemplated herein.

     7.     Conditions Precedent to the Obligation of Seller to Close.

          In addition to all obligations of Seller contained in the Purchase Agreement, the obligation of Seller to close shall be subject to the following conditions precedent:

          7.1 Authorization. Seller shall have received a certified copy of the resolutions of the Board of Directors of Buyer, certified by its Secretary or an Assistant Secretary, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

          7.2 Correctness of Representations. The representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects on the Closing Date to the same extent as if made on such date.

     8.     Other Agreements.

          8.1     Further Assurances.     From time to time, at Buyer's request,
whether at or after the Closing and without further consideration, Seller, at its expense, will execute and deliver such further instruments of assignment, conveyance and transfer and take such other action as the Buyer may reasonably require to assign, convey and transfer to Buyer any of the Assets intended to be sold hereunder.

          8.2     Maintenance and Retention of Books and Records.     For a
period of seven years after the Closing Date, the parties shall retain all books or records relating to the Assets, and any party wishing to dispose or destroy books or records shall provide not less than 60 days prior written notice to the other parties of such proposed action. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

          8.3 Confidentiality. Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. In the event of termination of this Agreement, each party shall use its best efforts to return to the other party all documents and copies thereof received from the other party that contain information subject to the confidentiality requirements of this Section.

     9.     Closing Date and Termination.

          9.1 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the location of the Seller on or before January 31, 2001, or at such later date as Buyer and Seller may mutually agree upon, such time and date being herein called the "Closing Date".

          9.2 Termination. This Agreement may be terminated at any time (i) by mutual consent of all parties or (ii) by either Buyer or Seller at any time in the event of a breach of the other which remains uncured for thirty (30) days after notice in writing of such breach.

     10. Survival of Representations and Agreements. The representations and agreements made herein are true and binding as of the date hereof and shall continue in full force and effect on and after the Closing Date notwithstanding any investigations which may have been made by any of the parties prior thereto.

     11. Indemnification. Buyer and Seller shall indemnify and hold harmless each other from any liability, damage, deficiency, loss, cost or expense, including attorney fees and any costs of investigation (being hereafter referred to as "Costs"), arising from or attributable to any breach of any representation, warranty or agreement made by either party herein or in any certificate delivered at the Closing with respect thereto.

     12. Expenses. Each party hereto shall bear its or his own expenses incurred pursuant to this Agreement except as otherwise specifically set forth herein.

     13. Entire Agreement. This Agreement, together with the Exhibits and Schedules referred to herein which are incorporated herein by this reference, and the agreements referred to herein, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby.

     14.     Construction and Jurisdiction.     The parties hereto agree that
this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, and any proceeding instituted as a result of this Agreement shall be brought in the court of proper jurisdiction in Orange County, California.

     15.     Mediation.     Except as provided herein, no civil action with
respect to any dispute, claim, or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to a mutually agreeable mediator for mediation. Either party may commence mediation by providing to the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with each other in selecting a mediator, and with each other and the mediator in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs, including attorneys fees and costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or 45 days after the date of sending the written request of mediation in accordance with the terms of this Agreement, whichever occurs first. If either party refuses to participate in mediation, or acts unreasonable in the selection of a mutually acceptable mediator, then that party hereby waives his right to recover attorneys fees and costs in the event an arbitrator or court awards them. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this paragraph may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees, and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

     16.     Attorneys Fees.     In the event an arbitration, suit or action is
brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     17. Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

     18. Number and Gender of Words. When the context so requires in this Agreement, words of gender shall include either or both of the other genders and the singular number shall include the plural.

     19.     Assignment.     This Agreement shall be binding upon the parties
hereto, their successors and assigns, and shall not be assignable without the express written consent of all parties hereto.

     20.     Amendments.     This Agreement may be amended only by a written
agreement executed by all of the parties hereto.

     21.     Notices.     All notices, requests, consents and other
communications hereunder shall be in writing and shall be delivered in person, by facsimile, or by registered or certified mail, return receipt requested, postage and fees prepaid, first class mail:

          If to Seller:  Web Theatre.com, Inc.
                         6924 E. 5th Avenue, Suite 3A
                         Scottsdale, Arizona 85251
                         Facsimile____________________
                         Attn: Tom Gaffney

          If to Buyer:   ilive, Inc.
                         3960 Wilshire Blvd. Suite 406
                         Los Angeles, CA 90010.
                         Facsimile (310) 285-0966
                         Attn: Scott Henricks

         with a copy to: The Cutler Law Group
                         610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                         Attn: M. Richard Cutler, Esq.
                         Facsimile (949) 719-1988

     Any party hereto may change the address or facsimile number by written notice to the other party. All such notices shall be deemed to be given when delivered in person, or if placed in the mail as aforesaid, then five (5) days thereafter.

     22.     Authority.     Each party executing this Agreement warrants his
authority to execute this Agreement.

     23.     Counterparts.     This Agreement may be executed in several
counterparts and it shall not be necessary for each party to execute each of such counterparts, but when all of the parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each party in accordance with its terms.

     24.     Facsimile Signatures.     The parties hereto agree that this
Agreement may be executed by facsimile signatures and such signatures shall be deemed originals. The parties further agree that within three (3) days following the execution of this Agreement, they shall exchange original signature pages.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


"SELLER"                                    "BUYER"


WEB THEATRE.COM, INC.,                       ILIVE, INC.,
A ARIZONA CORPORATION                        A NEVADA CORPORATION


/s/ Tom Gaffney                              /s/ Scott Henricks
_______________________________              _________________________________
By:     Tom Gaffney                          By:     Scott Henricks
Its:     President                           Its:     President